Exhibit 99.1

Contact:

Miguel Angel Villegas
Chief Financial Officer

Opes Acquisition Corp.

+52 (55) 5992-8300

FOR IMMEDIATE RELEASE

OPES ACQUISITION CORP. ANNOUNCES PRICING OF INITIAL PUBLIC OFFERING

New York, NY, March 13, 2018 – Opes Acquisition Corp. (Nasdaq: OPESU) (the “Company”) announced today that its Registration Statement on Form S-1 was declared effective by the Securities and Exchange Commission. The closing of the Company’s initial public offering of 10,000,000 units is expected to occur on or about March 16, 2018. Each unit consists of one share of the Company’s common stock, par value $0.0001 (“Common Stock”), and one redeemable warrant (“Warrant”), with each Warrant entitling the holder to purchase one share of Common Stock at a price of $11.50 per share. Each Unit will be sold at an offering price of $10.00 per unit for aggregate gross proceeds of $100,000,000. Once the securities comprising the units begin separate trading, the Common Stock and Warrants are expected to be traded on Nasdaq under the symbols “OPES” and “OPESW,” respectively.

EarlyBirdCapital, Inc. acted as sole book-running manager of the offering. The offering was made only by means of a prospectus, copies of which may be obtained from EarlyBirdCapital, Inc., 366 Madison Avenue, 8th Floor, New York, NY 10017, Attn: Investor Relations, 212-661-0200. Copies are also available on the Securities and Exchange Commission’s website, www.sec.gov.

Opes Acquisition Corp. is a newly formed blank check company organized for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization, or other similar business combination with one or more businesses or entities. The Company’s efforts to identify a prospective target business will not be limited to any particular industry or geographic region, although the Company initially intends to focus on target businesses located in Mexico.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward looking statements are statements that are not historical facts. Such forward-looking statements, including with respect to the initial public offering and the anticipated use of the proceeds thereof, are subject to risks and uncertainties, which could cause actual results to differ from the forward looking statements, including those set forth in the risk factors section of the prospectus used in connection with the Company’s initial public offering. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based, except as required by law.

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